================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------
                                  SCHEDULE TO
                                  (RULE 13E-4)

           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)
                               -----------------
                             JUNIPER NETWORKS, INC.
         (NAME OF SUBJECT COMPANY (ISSUER) AND FILING PERSON (OFFEROR))
                               -----------------
         OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.00001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)
                               -----------------
                                   48203R 10 4
                      (CUSIP NUMBER OF CLASS OF SECURITIES)
                            (UNDERLYING COMMON STOCK)
                                -----------------
                                  LISA C. BERRY
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             JUNIPER NETWORKS, INC.
                           1194 NORTH MATHILDA AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 745-2384
                 (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS
                           ON BEHALF OF FILING PERSON)
                                -----------------
                            CALCULATION OF FILING FEE

================================================================================
        TRANSACTION VALUATION*                      AMOUNT OF FILING FEE
================================================================================
             $158,587,808                                  $31,717
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 39,916,827 shares of common stock of Juniper Networks, Inc. having an aggregate value of $158,587,808 as of September 18, 2001 will be acquired in connection with this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2)AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

Amount Previously Paid:  $31,717

Form or Registration No.: Schedule TO-I

Filing party: Juniper Networks, Inc.

Date filed: September 28, 2001

[ ] CHECK BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

Check the appropriate boxes to designate any transactions to which the statement relates:

[ ]  THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.
[X]  ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.
[ ]  GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.
[ ]  AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                             Introductory Statement

This Amendment No. 3 (this "Amendment") amends and supplements the Tender Offer Statement on Schedule TO (the "Schedule TO") filed with the Securities and Exchange Commission (the "Commission") on September 28, 2001, as amended by that certain Amendment No. 1 to Tender Offer Statement on Schedule TO filed with the Commission on October 16, 2001, and that certain Amendment No. 2 to Tender
Offer Statement on Schedule TO filed with the Commission on October 25, 2001, relating to our offer to exchange certain options to purchase our common stock, par value $0.00001 per share, upon the terms and subject to the conditions described in the Offer to Exchange filed herewith.

ITEM 12. EXHIBITS.

          (a)(1)**  Offer to Exchange dated October 25, 2001
          (a)(2)    Form of Email to Employees
          (a)(3) Juniper Networks, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission (the "Commission") on
                    March 27, 2001, is incorporated herein by reference.
          (a)(4)    Juniper Networks, Inc. Quarterly Report on Form 10-Q for its
                    fiscal quarter ended June 30, 2001, filed with the
                    Commission on August 6, 2001, is incorporated herein by reference.
          (a)(5)*   Form of Website Welcome Page
          (a)(6)**  Form of Website Election Form
          (a)(7)**  Form of Website Election Confirmation
          (a)(8)**  Form of Website Thank You Page (Participate)
          (a)(9)**  Form of Website Thank You Page (Decline)
          (a)(10)** Form of Email Confirmation (Participate)
          (a)(11)** Form of Email Confirmation (Decline)
          (a)(12)** Form of Website Q&A
          (a)(13)+  Form of Website Exchange Offer Overview
          (a)(14) Juniper Networks, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, to be filed with the Commission on or before November 15,2001, is incorporated herein by reference.
          (b)       Not applicable
          (d)(1) Juniper Networks, Inc. 2000 Nonstatutory Stock Option Plan, as amended, is incorporated herein by reference to the Company's registration statement on form S-8 filed with the Commission on March 29, 2001.
          (d)(2) Juniper Networks, Inc. Amended and Restated 1996 Stock Plan, as amended, is incorporated herein by reference to the Company's registration statement on Form S-8 filed with the Commission on March 29, 2001.
          (g)       Not applicable.
          (h)       Not applicable.

          ------------------
           * Previously filed Schedule TO-I/A filed with the Commission on October 16, 2001
           + Previously filed Schedule TO-C
          ** Previously filed Schedule TO-I/A filed with the Commission on October 25, 2001.


                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in his Schedule TO is true, complete and correct.

                                    JUNIPER NETWORKS, INC.

                                    /s/ Marcel Gani
                                    -----------------------------------
                                    Marcel Gani
                                    Chief Financial Officer

Date: October 26, 2001

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
(a)(1)**  Offer to Exchange dated October 25, 2001
(a)(2)    Form of Email to Employees
(a)(3)    Juniper Networks, Inc. Annual Report on Form 10-K for its
          fiscal year ended December 31, 2000, filed with the
          Securities and Exchange Commission (the "Commission") on
          March 27, 2001, is incorporated herein by reference.
(a)(4)    Juniper Networks, Inc. Quarterly Report on Form 10-Q for its
          fiscal quarter ended June 30, 2001, filed with the
          Commission on August 6, 2001, is incorporated herein by
          reference.
(a)(5)*   Form of Website Welcome Page
(a)(6)**  Form of Website Election Form
(a)(7)**  Form of Website Election Confirmation
(a)(8)**  Form of Website Thank You Page (Participate)
(a)(9)**  Form of Website Thank You Page (Decline)
(a)(10)** Form of Email Confirmation (Participate)
(a)(11)** Form of Email Confirmation (Decline)
(a)(12)** Form of Website Q&A
(a)(13)+  Form of Website Exchange Offer Overview
(a)(14)   Juniper Networks, Inc. Quarterly Report on Form 10-Q for its
          fiscal quarter ended September 30, 2001, to be filed with
          the Commission on or before November 15,2001, is incorporated herein by reference.
(b)       Not applicable
(d)(1)    Juniper Networks, Inc. 2000 Nonstatutory Stock Option Plan,
          as amended, is incorporated herein by reference to the
          Company's registration statement on form S-8 filed with the
          Commission on March 29, 2001.
(d)(2)    Juniper Networks, Inc. Amended and Restated 1996 Stock Plan,
          as amended, is incorporated herein by reference to the
          Company's registration statement on Form S-8 filed with the
          Commission on March 29, 2001.
(g)       Not applicable.
(h)       Not applicable.

------------------
 * Previously filed Schedule TO-I/A filed with the Commission on October 16, 2001
 + Previously filed Schedule TO-C
** Previously filed Schedule TO-I/A filed with the Commission on October 25, 2001.